Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Preliminary Statement of Additional Information dated July 31, 2025 and included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-286960) of StepStone Private Equity Strategies Fund (the “Registration Statement”).

We also consent to the use of our report dated July 30, 2025, with respect to the financial statements of StepStone Private Equity Strategies Fund as of July 24, 2025 and for the period from April 23, 2025 (inception) to July 24, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

July 31, 2025